UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2016

MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

1001 Louisiana Street, Suite 3100
Houston, TX 77002
(Address of Principal Executive Offices)

(832) 658-2200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.
As previously disclosed, on October 1, 2015 Miller Energy Resources, Inc. (“Miller” or the “Company”) and certain of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Alaska (the “Court”). On January 28, 2015, the Court confirmed the Joint Plan of Reorganization of the Company (as amended and supplemented, the “Plan,” and the order confirming the Plan, the “Confirmation Order”). Capitalized terms used in this Form 8-K without definition have the meanings set forth in the Plan.
Under the Plan, equity interests in Miller will not be entitled to any distributions. On the effective date, all equity interests in Miller will be cancelled, including outstanding shares of common stock, approximately 25,750 outstanding shares of Series B Redeemable Preferred Stock with a redemption value of $100 per share, approximately 3,250,000 outstanding shares of 10.75% Series C Cumulative Redeemable Preferred Stock with a redemption value of $25.00 per share, and approximately 3,499,723 outstanding shares of 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock with a redemption value of $25.00 per share.
Under the Plan, general unsecured creditors will receive their pro rata share of trust interests in a newly created Creditor Trust, which will be funded with $3.5 million in cash and certain causes of action to be pursued on behalf of holders of the trust interests.
Under the Plan, 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (“New Common Stock”), will be issued to the secured lenders based on their percentage holdings of the Credit Agreement Claims. Pursuant to the Plan, each secured lender will receive, in exchange for its secured claim, its pro rata share of (1) New Notes and (2) one hundred percent of the New Common Stock. As a result, Apollo Investment Corporation and certain investment funds and accounts managed by Highbridge Principal Strategies, LLC will hold all of the voting stock of the Company. As set forth in the Plan, after consummation of the Plan, Miller will be a private company and no Company securities will be publicly traded.
Based on projections furnished to the Court in December 2015, the Company’s consolidated total assets were projected to be approximately $142.3 million and consolidated total liabilities were projected to be approximately $87.1 million as of the confirmation date. These projections are based on a variety of estimates and assumptions that may not be realized and are subject to significant business, economic, industry, regulatory, legal, market and financial uncertainties and contingencies, especially volatility and the current downturn in commodity prices. No representations can be made as to the accuracy of the projections at any point in time, as events and circumstances occurring subsequent to the date on which the Company prepared these projections may be different from those assumed or anticipated.
The Company expects to emerge from Chapter 11 after satisfying all conditions to effectiveness contemplated under the Plan.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
The Company’s financial results are significantly affected by, among other factors, volatility of commodity prices and recent substantial declines in oil prices. As previously disclosed, the Company has conducted an asset impairment analysis on certain of its assets. In view of the Company’s bankruptcy, and after further review of financial information related to the valuation of the oil and gas properties acquired by the Company in Alaska in late 2009 and other accounting matters, the Company has concluded that its financial statements from prior years beginning in fiscal year 2010 should no longer be relied upon.
Item 7.01. Other Events.
The Company consented on January 12, 2016 to an order issued by the Securities and Exchange Commission (the “Order”) with respect to certain enforcement proceedings related to accounting and disclosures of oil and gas properties in Alaska that were acquired by the Company in 2009. The Order included a cease and desist order and civil monetary penalties of $5 million to be paid consistent with general unsecured claims under the Plan. Pursuant to the Order, the Company made undertakings to deregister its securities no later than June 30, 2016.
The Plan and the Confirmation Order can be accessed at the following internet address: https://cases.primeclerk.com/millerenergy/Home-Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2016	Miller Energy Resources, Inc.
	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer